Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
To the Partners of
Westmoreland Partners
     (formerly Westmoreland-LG&E Partners):
          We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-90847, 33-33620, 333-56904, 333-66698, 333-142132, and 333-106852) of Westmoreland Coal Company and subsidiaries of our report dated March 28, 2008, with respect to the statements of operations and comprehensive income, partners’ capital, and cash flows of Westmoreland—LG & E Partners for the six months ended June 30, 2006, which report appears in the December 31, 2007 Annual Report on Form 10-K of Westmoreland Coal Company.
KPMG LLP
Denver, Colorado
March 28, 2008